LIST OF SUBSIDIARIES OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.


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
Name                                  State of Incorporation                  Parent Company
----                                  ----------------------                  --------------
Frontier Adjusters of Arizona, Inc.          Arizona                  Frontier Adjusters of America, Inc.

Frontier Adjusters, Inc.                     Colorado                 Frontier Adjusters of Arizona, Inc.

Frontier Adjusters Co., Ltd.              Alberta, Canada             Frontier Adjusters, Inc.
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